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                                                                      Exhibit 12

[Dechert Letterhead]





April 17, 2004



Board of Trustees
ING Growth Opportunities Fund
ING Equity Trust
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Board of Trustees
ING Growth + Value Fund
ING Mayflower Trust
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

ING MidCap Opportunities Fund
ING Equity Trust
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the ING Growth Opportunities Fund ("Target 1"), a separate series of ING Equity Trust, a Massachusetts business trust ("Equity"), and to the ING Growth + Value Fund ("Target 2" and, together with Target 1, the "Targets"), a separate series of ING Mayflower Trust, a Massachusetts business trust ("Mayflower") to the holders of the shares of beneficial interest (the "Target shares") of Targets (the "Target Shareholders"), and to the ING MidCap Opportunities Fund ("Acquiring Fund"), a separate series of Equity, in connection with the proposed transfer of substantially all of the properties of Targets to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares"), followed by the distribution of such Acquiring Fund Shares received by Targets in complete liquidation and termination of Targets (the "Reorganization"), all pursuant to the Agreements and Plans of Reorganization (the "Plans"), each dated as of November 11, 2003, executed by Equity on behalf of Target 1, by Mayflower on behalf of Target 2 and by Equity on behalf of Acquiring Fund.
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Board of Trustees
April 17, 2004
Page 2


For purposes of this opinion, we have examined and rely upon (1) the Plans, (2) the Form N-14, filed by Acquiring Fund on December 23, 2003 with the Securities and Exchange Commission, (3) the related Proxy Statement, dated February 9, 2004, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Equity on behalf of Acquiring Fund,
(5) the facts and representations contained in the letters dated on or about the date hereof addressed to us from Equity on behalf of Target 1 and from Mayflower on behalf of Target 2, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plans and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of substantially all of the properties of Targets in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Targets will constitute a reorganization within the meaning of section 368(a) of the Code. Targets and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Targets will not recognize gain or loss upon the transfer of substantially all of their assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that the Targets' assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Targets will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Targets will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Targets in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Targets in exchange solely for Acquiring Fund Shares.

4. The adjusted basis to Acquiring Fund of the properties of Targets received by Acquiring Fund in the reorganization will be the same as the adjusted basis of those properties in the hands of Targets immediately before the exchange.
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Board of Trustees
April 17, 2004
Page 3


5. Acquiring Fund's holding periods with respect to the properties of Targets that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Targets (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

7. The basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Dechert LLP

Dechert LLP